Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Boston Acoustics, Inc.

978-538-5000

Moses Gabbay

Moses@bostona.com

Debby Ricker-Rosato

DRicker@bostona.com

Boston Acoustics Announces Fourth Quarter Results

Peabody, Massachusetts, June 15, 2004 — Boston Acoustics, Inc. (NASDAQ-BOSA) today announced its financial results for the fourth quarter of the 2004 fiscal year, which ended March 27, 2004.

Net sales for the quarter decreased approximately 14%, to $11.5 million from $13.4 million for the same period a year ago. Net income increased to approximately $.5 million from approximately $.4 million, and diluted earnings per share increased to $.12 compared to $.10 per share for the same period a year ago.

The Company’s OEM/Multimedia segment sales decreased approximately 70%, while the Core segment sales increased approximately 8%, resulting in an overall net sales decrease of approximately 14% for the quarter. The significant decrease in the OEM/Multimedia segment was anticipated for the three-months ended March 27, 2004 and was incorporated in the 2004 fiscal year business plan.

For the twelve months ended March 27, 2004, net sales decreased approximately 26%, to $52.6 million from $70.6 million in the same period a year ago. Net income increased to approximately $1.9 million from approximately $1.8 million, while diluted earnings per share were $.43 per share compared to $.41 per share for the twelve months ended March 29, 2003.

During January 2004, the Company, in partnership with Visteon Corporation, began initial shipments of its premium audio systems for the Chrysler Group for upcoming vehicles. Net sales of approximately $0.9 million to Visteon Corporation during the three-months ended March 27, 2004 were included in the OEM/Multimedia segment of sales. The Company anticipates a continued ramping up of these shipments during the first quarter of fiscal 2005. There is not at this time, however, sufficient historical information to predict with any certainty the volume of revenue the Company will experience during this initial stage.

President and CEO Moses Gabbay stated, “Although our sales declined during the quarter as compared to the corresponding quarter a year ago, it was primarily due to the OEM/Multimedia segment. Despite the decrease in sales, the Company has been successful in controlling costs and maximizing business efficiencies resulting in gross margin improvement during both the three-month and twelve-month periods ended March 27, 2004. Operating expenses for the twelve-month period as compared to a year ago have increased as a percentage of sales but have decreased in absolute dollars, while decreasing both as a percentage of sales and in absolute dollars for the three-month period ended March 27, 2004. The balance sheet continues to remain strong and, except for a small working capital line of credit utilized by one of the Company’s foreign subsidiaries, we have no debt, reflecting our commitment to use resources effectively.”

Gabbay added, “As a result of sales efforts to diversify our traditional distribution base and address new channel opportunities, combined with our continued focus on realizing operational efficiencies, the Company does not expect to incur a net operating loss in the first quarter of fiscal year 2005 as previously announced.”

Boston Acoustics Announces Fourth Quarter Results – Page 2

	Three Months Ended
	March 27, 2004	March 29, 2003
Net Sales	$11,542,522	$13,380,438
Cost of Goods Sold	6,321,540	9,723,987

Gross Profit	5,220,982	3,656,451

Selling and Marketing Expenses	2,811,392	2,676,557
General and Administrative Expenses	962,919	1,385,939
Engineering and Development Expenses	1,060,029	2,209,294

Total Operating Expenses	4,834,340	6,271,790

Income (Loss) from Operations	386,642	(2,615,339)
Interest Income, net	9,004	118,309
Other Income (Expense)	275,797	42,066

Income (Loss) before provision (benefit) for income taxes	671,443	(2,454,964)
Provision (Benefit) for Income Taxes	183,000	(2,874,000)

Net Income	$488,443	$419,036

Basic Earnings per Share	$.12	$.10
Diluted Earnings per Share	$.12	$.10
Weighted Average Shares Outstanding
Basic	4,121,047	4,401,595
Diluted	4,215,602	4,419,308

	Twelve Months Ended
	March 27, 2004	March 29, 2003
Net Sales	$52,627,938	$70,629,162
Cost of Goods Sold	31,437,264	48,867,166

Gross Profit	21,190,674	21,761,996

Selling and Marketing Expenses	10,057,112	10,690,311
General and Administrative Expenses	4,557,078	5,174,316
Engineering and Development Expenses	4,460,341	6,772,875

Total Operating Expenses	19,074,531	22,637,502

Income (Loss) from Operations	2,116,143	(875,506)
Interest Income, net	101,655	163,098
Other Income (Expense)	483,335	309,292

Income (Loss) before provision (benefit) for income taxes	2,701,133	(403,116)
Provision (Benefit) for Income Taxes	844,000	(2,246,000)

Net Income	$1,857,133	$1,842,884

Basic Earnings per Share	$.44	$.41
Diluted Earnings per Share	$.43	$.41
Weighted Average Shares Outstanding
Basic	4,238,796	4,487,908
Diluted	4,277,397	4,552,100

Boston Acoustics Announces Fourth Quarter Results – Page 3

Consolidated Balance Sheets

	March 27, 2004	March 29, 2003
Assets
Current Assets
Cash and cash equivalents	$7,552,054	$6,941,222
Accounts receivable, net	8,202,044	6,582,033
Inventories	12,240,838	11,919,039
Deferred income taxes	2,492,000	3,577,000
Prepaid income taxes	480,000	1,449,000
Prepaid expenses and other current assets	956,142	1,009,369

Total current assets	31,923,078	31,477,663
Property and Equipment, net	10,874,343	12,190,549
Other Assets, net	1,160,710	996,172

Total assets	$43,958,131	$44,664,384

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$7,322,535	$5,630,246
Accrued payroll & related expenses	523,234	602,589
Dividends payable	354,182	374,136
Current maturity of line of credit	309,394	—
Other accrued expenses	1,730,873	2,079,095

Total current liabilities	10,240,218	8,686,066
Minority Interest in Joint Venture	—	37,344
Shareholders’ Equity	33,717,913	35,940,974

Total liabilities and shareholders’ equity	$43,958,131	$44,664,384

Certain statements in this press release contain certain forward-looking statements concerning Boston Acoustics’ operations, economic performance and financial condition. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Boston Acoustics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003. The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

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